EXHIBIT 99
News Release
For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

Dave & Buster’s, Inc. Reports Financial Results for its Fiscal 2009 First Quarter

DALLAS—June 11, 2009—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its first quarter ended May 3, 2009.
Total revenues decreased 2.8% to $138.4 million in the first quarter of 2009, compared to $142.5 million in the first quarter of 2008.  This revenue decline was comprised primarily of a 7.9% decrease in comparable store sales offset by a $7.1 million increase in revenues from non-comparable operations.  Total Food and Beverage revenues decreased 4.9%, while revenues from Amusements and Other decreased 0.5%.

EBITDA (Modified) for the first quarter of 2009 of $25.9 million was less than prior year EBITDA (Modified) of $27.2 million by 4.7%. Adjusted EBITDA, which excludes Startup costs, Wellspring expense reimbursements and non-recurring charges, decreased 1.4% to $27.3 million versus $27.7 million in the first quarter of fiscal 2008.

" We continue to manage through a very difficult sales environment, one that is especially challenging for our special events business.  I am encouraged by our ability to improve margins during this period of sales decline." said Steve King, Chief Executive Officer.  " Through a combination of continued margin performance and new store openings, we have maintained our adjusted EBITDA performance versus prior year."

Non-GAAP Financial Measures
A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss first quarter results on Thursday, June 11, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  To participate in the conference call, please dial (866) 765-2661 a few minutes prior to the start time and reference code # 13289977.  Additionally, a live and archived webcast of the conference call will be available on the Company's Web site, www.daveandbusters.com.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts in the United States and in Canada.  The Company is proud to announce the upcoming (June 15, 2009), opening of a new large format store, which is located in Indianapolis, Indiana.  The Indianapolis location will be the 54th Company–operated store in North America and the second Dave & Buster’s new store opening in Fiscal 2009.  More information on the Company is available on the Company's Web site, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	May 3, 2009	February 1, 2009
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$9,135	$8,534
Other current assets	30,933	30,619
Total current assets	40,068	39,153

Property and equipment, net	292,478	296,805

Intangible and other assets, net	144,356	144,978

Total assets	$476,902	$480,936

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$70,562	$74,349

Other long-term liabilities	81,991	85,314

Long-term debt, less current installments	227,125	229,250

Stockholders’ equity	97,224	92,023

Total liabilities and stockholders’ equity	$476,902	$480,936

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended May 3, 2009		13 Weeks Ended May 4, 2008

Food and beverage revenues	$71,000	51.3%	$74,665	52.4%
Amusement and other revenues	67,426	48.7%	67,798	47.6%
Total revenues	138,426	100.0%	142,463	100.0%

Cost of products	26,955	19.5%	27,095	19.0%
Store operating expenses	77,136	55.7%	80,051	56.2%
General and administrative expenses	7,405	5.4%	8,482	6.0%
Depreciation and amortization	12,733	9.2%	12,439	8.7%
Startup costs	1,146	0.8%	282	0.2%
Total operating expenses	125,375	90.6%	128,349	90.1%

Operating income	13,051	9.4%	14,114	9.9%
Interest expense, net	5,549	4.0%	6,146	4.3%

Income before provision for income taxes	7,502	5.4%	7,968	5.6%
Provision for income taxes	2,335	1.7%	2,958	2.1%
Net income	$5,167	3.7%	$5,010	3.5%

Other information:
Company operated stores open at end of period	53		49

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income	$5,167	$5,010
Add back: Provision for income taxes	2,335	2,958
Interest expense, net	5,549	6,146
Depreciation and amortization	12,733	12,439
Loss (gain) on asset disposal	173	382
Share-based compensation	9	295
Currency transaction (gain)	(24)	-
EBITDA (Modified) (1)	25,942	27,230
Add back: Startup costs	1,146	282
Wellspring expense reimbursement	188	188
Severance	31	-
Adjusted EBITDA (1)	$27,307	$27,700

NOTE

(1)
EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense.  Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges.  The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes.  Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.